Exhibit 23.5

Baker Tilly US, LLP 66 Hudson Blvd E Suite 2200 New York, NY 10001 T: +1 (212) 697 6900 F: +1 (212) 490 1412 bakertilly.com

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bed Bath & Beyond, Inc. of our report dated October 14, 2024 with respect to the consolidated financial statements of tZERO Group, Inc., included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

New York, New York
November 14, 2025

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms.